Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In this Exhibit 99.1, except as otherwise indicated or the context otherwise requires, each reference to (i) “SFC” refers to Springleaf Finance Corporation, (ii) “OMH” refers to OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.), (iii) “OMFH” refers to OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.) (iv) “OneMain” refers to OMFH and its subsidiaries’ and (v) “Springleaf,” “the Company,” “we,” “us” and “our” refers to OMH and its subsidiaries (other than OneMain), whether directly or indirectly owned.

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated and combined balance sheet and statements of income of Springleaf and OneMain adjusted to give effect to the OneMain Acquisition (as defined below) and certain other adjustments described below. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014, has been prepared to give effect to the 2014 real estate assets sale transactions reported in OMH’s Current Report on Form 8-K filed November 13, 2014, and certain additional real estate sales completed subsequent to that filing (collectively, the “Real Estate Asset Sales”). There are no adjustments for the Real Estate Asset Sales in the unaudited pro forma condensed combined balance sheet as of September 30, 2015, since the Real Estate Asset Sales were completed prior to December 31, 2014, and are reflected in the balance sheet amounts as of September 30, 2015.  Similarly, there are no adjustments for the Real Estate Asset Sales in the unaudited pro forma condensed combined income statement for the nine month period ended September 30, 2015, since the Real Estate Asset Sales were completed in 2014.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2014, (i) combine the historical consolidated statements of income of Springleaf and the historical consolidated and combined statements of income of OneMain, giving effect to the OneMain Acquisition as if it had been consummated on January 1, 2014, and (ii) reflect the Real Estate Assets Sales transactions completed by Springleaf in 2014,  as well as the expected disposition of certain personal loans classified as finance receivables held for sale in connection with the Branch Sales (as defined below), in each case as if such transactions had been consummated on January 1, 2014.  The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2015, (i) combine the historical consolidated statements of income of Springleaf and the historical consolidated and combined statements of income of OneMain, giving effect to the OneMain Acquisition as if it had been consummated on January 1, 2014, and (ii) reflect the expected disposition of certain personal loans classified as finance receivables held for sale in connection with the Branch Sales (as defined below) as if such transaction had been consummated on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015, combines the historical condensed consolidated balance sheet of Springleaf and the historical condensed consolidated balance sheet of OneMain as of September 30, 2015, giving effect to the OneMain Acquisition and the expected disposition of certain personal loans classified as finance receivables held for sale in connection with the Branch Sales (as defined below) as if such transactions had been consummated on September 30, 2015. The historical consolidated and combined financial information of OneMain has been adjusted to reflect certain reclassifications (included in the “reclassifications” column) in order to conform to Springleaf’s financial statement presentation.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Springleaf considered the acquirer of OneMain. Under the acquisition method of accounting, OneMain’s specific identifiable tangible and intangible assets acquired and liabilities assumed are reflected at their respective fair values with any excess of the purchase price over the fair value of OneMain’s identifiable net assets allocated to goodwill.

On November 15, 2015 (the “Acquisition Date”), OMH acquired all of the outstanding equity interests of OMFH. As of the Acquisition Date, Springleaf has not finalized the detailed valuation analysis necessary to arrive at the required estimates of the fair value of OneMain’s assets acquired and the liabilities assumed and the related allocations of purchase price. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented herein. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in differences from this pro forma condensed combined balance sheet and/or statements of income. Differences between these estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operation and financial position.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated and combined financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (1) directly attributable to the OneMain Acquisition; (2) factually supportable; and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the combined results of Springleaf and OneMain following the OneMain Acquisition. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the OneMain Acquisition occurred on the dates indicated above. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the OneMain Acquisition.

The unaudited pro forma condensed combined financial information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the OneMain Acquisition and, accordingly, does not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of income exclude projected operating efficiencies and synergies expected to be achieved as a result of the OneMain Acquisition. The unaudited pro forma condensed combined financial information includes an adjustment to reflect the anticipated Branch Sales in connection with the closing of the OneMain Acquisition; such assets consist of personal loans that are classified in the historical balance sheet as finance receivables held for sale. In addition, the unaudited pro forma condensed combined financial information excludes the effects of costs associated with any restructuring or integration activities resulting from the OneMain Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the OneMain Acquisition. However, such costs could affect the combined company following the OneMain Acquisition in the period the costs are incurred or recorded.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•                  the historical unaudited condensed consolidated financial statements of Springleaf as of and for the three and nine months ended September 30, 2015 included in OMH’s Quarterly Report on Form 10-Q filed November 9, 2015;

•                  the historical audited consolidated financial statements of Springleaf as of and for the year ended December 31, 2014 included in OMH’s Annual Report on Form 10-K filed March 16, 2015;

•                  the historical unaudited condensed consolidated financial statements of OneMain as of and for the three and nine months ended September 30, 2015 included as Exhibit 99.2 in OMH’s Current Report on Form 8-K/A to which this Exhibit 99.1 is attached; and

•                  the historical audited consolidated and combined financial statements of OneMain as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, which were filed as Exhibit 99.2 to OMH’s Current Report on Form 8-K filed on April 27, 2015, and which are incorporated by reference in OMH’s Current Report on Form 8-K/A to which this Exhibit 99.1 is attached.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2015

The following unaudited pro forma condensed combined balance sheet as of September 30, 2015, combines the September 30, 2015 historical balance sheets of Springleaf and OneMain assuming the companies had been combined on September 30, 2015 using the acquisition method of accounting.

September 30, 2015 (In millions)	Springleaf	OneMain	Reclassifications		Adjustments for Acquisition		Adjustments for Disposition of Assets Held For Sale (9)	Pro Forma Combined

Assets
Cash and cash equivalents	$3,865	$1,011	$(390)	4a	$(3,303)	6a	$630	$1,813
Investment securities	1,742	1,403	—		(1,175)	5	—	1,970
Net finance receivables:
Personal loans	4,061	9,949	(1,464)	4b	273	6c	—	12,819
SpringCastle Portfolio	1,667	—	—		—		—	1,667
Real estate loans	547	—	—		—		—	547
Retail sales finance	27	—	—		—		—	27
Unearned revenue and deferred costs	—	(1,464)	1,464	4b	—		—	—
Net finance receivables	6,302	8,485	—		273		—	15,060
Unearned premium and claim reserves	—	(406)	(240)	4e	—			(646)
Allowance for finance receivable losses	(193)	(666)	—		666	6d		(193)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	6,109	7,413	(240)		939		—	14,221
Finance receivables held for sale	797	—	—		—		(608)	189
Restricted cash and cash equivalents	270	—	390	4a	—		—	660
Goodwill	—	—	—		1,372	6e	—	1,372
Intangibles, net	—	62	18	4c	488	6l	—	568
Deferred tax assets, net	—	338	—		(295)	6f	—	43
Premises and equipment, net	—	90	(90)	4d	—		—	—
Other assets	501	248	72	4c, 4d	(130)	6g, 6h	(3)	688
Total assets	$13,284	$10,565	$(240)		$(2,104)		$19	$21,524

Liabilities and Shareholders’ Equity
Long-term debt	$9,555	$6,178	$(100)	4f	$119	6j, 6k	$—	$15,752
Related party debt	—	290	—		(290)	6j	—	—
Borrowings under revolving facilities	—	1,136	100	4f	349	6j	—	1,585
Insurance claims and policyholder liabilities	467	532	(240)	4e	—		—	759
Deferred and accrued taxes	139	59	—		(59)	6j	—	139
Other liabilities	294	147	—		—		(1)	440
Total liabilities	10,455	8,342	(240)		119		(1)	18,675

Shareholders’ equity:
Common stock	1	—	—		—	6i	—	1
Additional paid-in capital	1,524	1,841	—		(1,841)	6i	—	1,524
Accumulated other comprehensive income	(11)	18	—		(18)	6i	—	(11)
Retained earnings	1,469	364	—		(364)	6i	20	1,489
	2,983	2,223	—		(2,223)		20	3,003
Non-controlling interests	(154)	—	—		—			(154)
Total shareholders’ equity	2,829	2,223	—		(2,223)		20	2,849

Total liabilities and shareholders’ equity	$13,284	$10,565	$(240)		$(2,104)		$19	$21,524

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine months Ended September 30, 2015

The following unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2015, combines the historical income statements, for the nine months ended September 30, 2015, of Springleaf and OneMain assuming the companies had been combined on January 1, 2014 using the acquisition method of accounting.

For the nine months ended September 30, 2015 (In millions)	Springleaf	OneMain	Reclassifications		Adjustments for Acquisition		Adjustments for Disposition of Assets Held For Sale (9)	Pro Forma Combined

Interest income:
Finance charges	$1,234	$1,542	$—		$(205)	7a	$(125)	$2,446
Investment revenue	—	42	(42)	4h	—		—	—
Finance receivables held for sale originated as held for investment	13	—	—		—		—	13
Total interest income	1,247	1,584	(42)		(205)		(125)	2,459
Interest expense	500	232	10	4i	(38)	7b	—	704
Net interest income	747	1,352	(52)		(167)		(125)	1,755
Provisions for finance receivable losses	249	—	421	4g	(135)	7c	(15)	520
Net interest income after provisions for finance receivable losses	498	1,352	(473)		(32)		(110)	1,235
Other revenues:
Insurance	116	238	—		—		—	354
Investment	44	2	42	4h	—		—	88
Other	(2)	31	—		—		—	29
Total other revenues	158	271	42		—		—	471
Provisions for credit losses and for benefits and claims:
Provision for credit losses	—	421	(421)	4g	—		—	—
Policyholder benefits and claims	—	107	(107)	4g	—		—	—
Total provisions for credit losses and for benefits and claims	—	528	(528)		—		—	—
Other expenses:
Operating expenses:
Salaries and benefits	305	231	—		44	7g	(22)	558
Other operating expenses	227	351	(10)	4i	(20)	7d, 7e	(23)	525
Insurance losses and loss adjustment expenses	53	—	107	4g	—		—	160
Total other expenses	585	582	97		24		(45)	1,243
Income (loss) before benefit from income taxes	71	513	—		(56)		(65)	463
Provision for (benefit from) income taxes	1	192	—		(21)	7f	(24)	148
Net income (loss)	70	321	—		(35)		(41)	315
Net income attributable to non-controlling interests	93	—	—		—			93
Net income (loss)	$(23)	$321	$—		$(35)		$(41)	$222

Net income (loss) per common share attributable to Springleaf:
Basic	$(0.18)							$1.65	7h
Diluted	$(0.18)							$1.64	7h

Weighted average number of shares outstanding:
Basic	125,701,635				8,748,533	7h		134,450,168	7h
Diluted	125,701,635				9,813,860	7h		135,515,495	7h

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2014

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2014, combines the December 31, 2014 historical income statements of Springleaf and OneMain assuming the companies had been combined on January 1, 2014 using the acquisition method of accounting, and reflects the Real Estate Asset Sales that occurred in 2014 as if those assets had been sold on January 1, 2014.

For the year ended December 31, 2014 (In millions)	Springleaf	OneMain	Reclassifications		Adjustments for Acquisition		Adjustments for Real Estate (8)	Adjustments for Disposition of Assets Held For Sale (9)	Pro Forma Combined

Interest income:
Finance charges	$1,921	$2,011	$—		$(313)	7a	$(369)	$(154)	$3,096
Investment revenue	—	62	(62)	4h	—		—	—	—
Finance receivables held for sale originated as held for investment	61	—	—		—		(53)	—	8
Total interest income	1,982	2,073	(62)		(313)		(422)	(154)	3,104
Interest expense	734	217	—		41	7b	(80)	—	912
Net interest income	1,248	1,856	(62)		(354)		(342)	(154)	2,192
Provisions for finance receivable losses	474	—	575	4g	130	7c	(87)	(32)	1,060
Net interest income after provisions for finance receivable losses	774	1,856	(637)		(484)		(255)	(122)	1,132
Other revenues:
Insurance	166	338	—		—		(11)	—	493
Investment	39	3	62	4h	—		—	—	104
Net gain (loss) on repurchases and repayments of debt	(66)	—	—		—		—	—	(66)
Net gain (loss) on fair value adjustments on debt	(15)	—	—		—		—	—	(15)
Net gain (loss) on sales of real estate loans and related trust assets	726	—	—		—		(726)	—	—
Other	(18)	43	—		—		24	—	49
Total other revenues	832	384	62		—		(713)	—	565
Provisions for credit losses and for benefits and claims:
Provision for credit losses	—	575	(575)	4g	—		—	—	—
Policyholder benefits and claims	—	134	(134)	4g	—		—	—	—
Total provisions for credit losses and for benefits and claims	—	709	(709)		—		—	—	—
Other expenses:
Operating expenses:
Salaries and benefits	360	288	—		57	7g	(10)	(29)	666
Other operating expenses	266	426	—		(15)	7d, 7e	(19)	(26)	632
Insurance losses and loss adjustment expenses	75	—	134	4g	—		(10)	—	199
Total other expenses	701	714	134		42		(39)	(55)	1,497
Income (loss) before benefit from income taxes	905	817	—		(526)		(929)	(67)	200
Provision for (benefit from) income taxes	297	304	—		(196)	7f	(340)	(25)	40
Net income (loss)	608	513	—		(330)		(589)	(42)	160
Net income attributable to non-controlling interests	103	—	—		—		—	—	103
Net income (loss)	$505	$513	$—		$(330)		$(589)	$(42)	$57

Net income (loss) per common share attributable to Springleaf:
Basic	$4.40								$0.42	7h
Diluted	$4.38								$0.42	7h

Weighted average number of shares outstanding:
Basic	114,791,225				19,417,476	7h			134,208,701	7h
Diluted	115,265,123				19,417,476	7h			134,682,599	7h

Note 1—Description of OneMain Acquisition

On November 15, 2015 (the “Acquisition Date”), pursuant to the Stock Purchase Agreement, dated as of March 2, 2015, by and between OMH and CitiFinancial Credit Company (the “Seller”), OMH completed its previously announced acquisition of OneMain from the Seller (the “OneMain Acquisition”) for $4.49 billion in cash after accounting for certain contract termination payments and certain estimated adjustments at closing. OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network of 1,139 branches as of September 30, 2015, serving approximately 1.3 million customer accounts across 43 states.

In connection with the closing of the OneMain Acquisition, OMH and certain of its subsidiaries (collectively, the “Branch Sellers”) entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) on November 13, 2015, with the United States Department of Justice (“DoJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DoJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches across eleven states as a condition for approval of the OneMain Acquisition.  The Settlement Agreement requires the Branch Sellers to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser.  OMH must also appoint a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

On November 12, 2015, the Branch Sellers agreed to sell (the “Lendmark Sale”) these branches to Lendmark Financial Services, LLC (“Lendmark”). These branches represent 6% of the branches and approximately $600 million, or 4%, of the finance receivables, on a pro forma basis, for the combined company as of December 31, 2014. In anticipation of the sale of these branches, Springleaf transferred $608 million of personal loans from held for investment to held for sale at September 30 2015. See Note 9 for a further discussion of the Lendmark Sale.

The closing of the Lendmark Sale is subject to various conditions.  There can be no assurance that the Lendmark Sale will close, or if it does, when the closing will occur. In the event that the Branch Sellers have not completed the Branch Sales within 120 days after November 13, 2015, as such time period may be extended pursuant to the Settlement Agreement, the court may appoint a divestiture trustee to conduct the sale of such assets.  In this case, the divestiture trustee would have the power to accomplish the divestiture of such assets to an acquirer or acquirers acceptable to the DoJ, and the Branch Sellers would have no right to object to a sale by the divestiture trustee on any ground other than the divestiture trustee’s malfeasance. Accordingly, the asset divesture could occur on terms less favorable to the Branch Sellers than the Lendmark Sale.

Note 2—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet related to the OneMain Acquisition is included as of September 30, 2015 and the unaudited pro forma condensed combined statements of income are included for the nine months ended September 30, 2015 and for the year ended December 31, 2014. The historical consolidated and combined financial statements of OneMain have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical consolidated financial statements of Springleaf. The adoption of new or changes to existing accounting principles generally accepted in the United States of America subsequent to the unaudited pro forma condensed combined financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information. In the fourth quarter of 2015, the Company changed its current policy for the classification of unearned premium, policy and claim reserves on its balance sheet for credit insurance products. Unearned premium, policy and claim reserves related to the Company’s customers will be netted and classified as contra-assets in the Company’s consolidated balance sheet. This change in policy is not reflected in the historical consolidated balance sheet of the Company but a reclassification adjustment was made to conform to the Company’s planned presentation at December 31, 2015, see Note 4e for more information.

The unaudited pro forma condensed combined financial information shows the impact of the OneMain Acquisition on the condensed combined balance sheet and the condensed combined statements of income under the acquisition method of accounting with OMH treated as the acquirer. The acquisition method of accounting, provided by Accounting Standards Codification (“ASC”) 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of OneMain are recorded by Springleaf at the date of acquisition at their estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair value of OneMain’s identifiable tangible and intangible assets acquired and liabilities assumed are based on fair value estimates as of September 30, 2015. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances.

The unaudited pro forma financial information was prepared using a preliminary allocation of the estimated purchase price based on assumptions and estimates, which are subject to material changes. Certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. There may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of OneMain as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3—Conforming Accounting Policies

Springleaf is currently reviewing OneMain’s accounting policies to harmonize any differences in accounting policies between those of Springleaf and OneMain. At this time, Springleaf is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial information. However, as a result of its review, Springleaf may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 4—Reclassifications

Certain balances from the consolidated and combined financial statements of OneMain were reclassified to conform their presentation to the consolidated financial statements of Springleaf, with the exception of Note 4c, Note 4e, and Note 4f below.

The following reclassifications were made to OneMain’s historical consolidated balance sheet for the purpose of Springleaf’s unaudited pro forma condensed combined balance sheet as of September 30, 2015, with the exception of Note 4c, Note 4e, and Note 4f below:

4a.                               Reclassification of OneMain’s restricted cash amounts from parenthetical disclosure under “Cash and cash equivalents” to the “Restricted cash and cash equivalents” financial statement line item to conform to Springleaf’s financial statement presentation.

4b.                               Reclassification of OneMain’s “Unearned revenue and deferred costs” balance as a separate financial statement line item to “Personal loans” to conform to Springleaf’s financial statement presentation.

4c.                                Reclassification of Springleaf’s “Intangible assets” balance from the “Other assets” financial statement line item to “Intangible assets” for presentation consistency.

4d.                               Reclassification of OneMain’s “Premises and equipment, net” balance as a separate financial statement line item to “Other assets” to conform to Springleaf’s financial statement presentation.

4e.                                Reclassification of Springleaf’s “Insurance claims and policyholder liabilities” balance from a liability financial statement line item to “Unearned premium and claim reserves” to conform to Springleaf’s planned presentation at December 31, 2015.

4f.                                 Reclassification of borrowings, under a conduit, from “Long-term debt” to “Borrowings under revolving facilities” to conform to Springleaf’s planned presentation at December 31, 2015.

The following reclassifications were made to OneMain’s historical consolidated and combined statements of income for the purpose of Springleaf’s unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2015 and for the year ended December 31, 2014:

4g.                                Reclassification of OneMain’s financial statement line items grouped under “Provisions for credit losses and for benefits and claims” to “Provisions for finance receivable losses” and insurance related expenses to “Insurance losses and loss adjustment expenses” to conform to Springleaf’s financial statement presentation.

4h.                               Reclassification of OneMain’s investment earning from the “Investment revenue” financial statement line item to “Other revenues: Investment” to conform to Springleaf’s financial statement presentation.

4i.                                   Reclassification of OneMain’s non-usage fee on the warehouse funding facility from the “Other operating expenses” financial statement line item to “Interest expense” to conform to Springleaf’s financial statement presentation.

Note 5— Financing Transactions

The consideration paid for the OneMain Acquisition consists of a cash payment of approximately $4.48 billion (excluding certain contract termination payments paid in connection with the closing of the OneMain Acquisition). Springleaf funded the consideration using a combination of available cash and proceeds from the sale of investment securities. The following is a summary of the financing transactions related to the OneMain Acquisition (in millions):

Description	Amount
Cash and cash equivalents	$3,303
Proceeds from sale of investment securities	1,175
Total Proceeds	4,478

In connection with the consummation of the OneMain Acquisition, OMH funded the acquisition with $1 billion in cash and a $3.4 billion loan under an intercompany demand note agreement with Springleaf Financial Cash Services, Inc., a wholly-owned subsidiary of SFC. The note is payable in full on December 31, 2019, and is prepayable in whole or in part at any time without premium or penalty.

Note 6—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This footnote should be read in conjunction with “Note 1—Description of OneMain Acquisition,” “Note 2—Basis of Pro Forma Presentation,” “Note 3—Conforming Accounting Policies,” “Note 4—Reclassifications,” and “Note 5—Financing Transactions.” Adjustments included in the column “Adjustments for OneMain Acquisition” to the accompanying unaudited pro forma condensed combined balance sheet at September 30, 2015 are represented, in part, by the following considerations arising out of applying the acquisition method of accounting to OneMain’s assets and liabilities (in millions):

Description	Note	Amounts
Fair value of cash consideration	(6a)	$4,478
Less: Book value of OneMain’s net assets	(6b)	2,223
Less: Fair value adjustments of assets and liabilities acquired
Loans receivables	(6c)	273
Allowance for loan losses	(6d)	666
Intangibles, net	(6l)	488
Deferred tax assets, net	(6f)	(295)
Premises and equipment, net	(6g)	(23)
Other assets	(6h)	(107)
Long-term debt	(6j), (6k)	(119)
Related-party debt	(6j)	290
Borrowings under a revolving facility	(6j)	(349)
Deferred and accrued taxes	(6j)	59
Goodwill	(6e)	$1,372

6a)                              Represents purchase price of approximately $4.48 billion (excluding certain contract termination payments paid in connection with the closing of the OneMain Acquisition) paid at closing, adjusted based on OneMain’s equity at closing.

6b)                              Reflects the historical book value of net assets acquired as of September 30, 2015.

6c)                               Personal loans

Reflects fair value adjustment for OneMain’s loan portfolio, which includes both a purchased credit impaired portfolio and a non-purchased credit impaired portfolio. See Note 7a for further discussion on the income statement adjustment resulting from this bifurcation.

6d)                              Allowance for finance receivable losses

Reflects the elimination of OneMain’s historical allowance for finance receivable losses.

6e)                               Goodwill

Represents the difference between the fair value of the consideration transferred and the preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the OneMain Acquisition of $1.3 billion.

6f)                                Deferred tax assets

Represents the elimination of deferred tax assets reflected on OneMain’s historical consolidated balance sheet and preliminary adjustment of $44 million in deferred tax assets resulting from adjusting the fair value of OneMain’s long-term debt, see Note 6k.

6g)                               Premises and equipment, net

Represents fair value adjustment primarily related to OneMain’s premises and equipment.

6h)                              Other assets

Represents the elimination of historical debt issuance costs related to OneMain’s revolving warehouse facility and deferred acquisition costs related to OneMain’s insurance business.

Description	Amount
Debt issuance fees	$15
Deferred acquisition costs	92
Total	$107

6i)                                  Equity

Represents adjustment to eliminate OneMain’s historical stockholder’s equity.

6j)                                 Borrowing adjustments for Acquisition Accounting

Represents adjustment to eliminate OneMain’s related party debt and intercompany income tax payable due to Seller and replacement with availability on OneMain’s revolving warehouse facility. The borrowings are included as pro forma adjustments to properly reflect the liabilities of the acquired company as of the closing date. The adjustment decreases related party debt and deferred and accrued taxes by $290 million and $59 million, respectively, and replaces that debt with $349 million from OneMain’s revolving warehouse facility.

Description	Amount
Related party debt	$290
Intercompany income tax payable	59
Related party debt to be repaid at closing of acquisition	$349

Borrowings under a revolving facility	$349
Third party borrowing to repay related party debt	$349

6k)                              Long-term debt

Represents fair value adjustment of $119 million and elimination of historical debt issuance costs related to OneMain’s senior unsecured notes and securitizations.

6l)                                  Intangibles

Represents fair value adjustment of $488 million related to OneMain’s preliminary identified intangible assets.

Note 7—Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This footnote should be read in conjunction with “Note 1—Description of OneMain Acquisition,” “Note 2—Basis of Pro Forma Presentation,” “Note 3—Conforming Accounting Policies,” “Note 4—Reclassifications,” “Note 5—Financing Transactions” and “Note 6—Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments.” Adjustments included in the column “Adjustments for OneMain Acquisition” to the accompanying unaudited pro forma condensed combined income statement for the nine months ended September 30, 2015 and year ended December 31, 2014, are represented by the following:

7a)                              Interest Income: Finance Charges

Finance receivables acquired are separated into purchased credit impaired and purchased non-credit impaired portfolios. The purchased credit impaired finance receivables portfolio is comprised of approximately $1.2 billion of unpaid principal balance as of September 30, 2015 and is valued based on the expected cash flows to be collected. For this portfolio, the difference between the fair value and the outstanding loan balance at acquisition is separated into the accretable yield component and the non-accretable component. The accretable yield will be recognized over the estimated remaining life of the loan portfolio at an effective yield under the interest method. The non-accretable difference is recorded to cover lifetime expected net credit losses and will absorb losses on loans accounted for under ASC 310-30 Loans and debt securities acquired with deteriorated credit quality until it is exhausted. The excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows is accreted into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. As of September 30, 2015, the discount to unpaid principal balance on the purchased credit impaired finance receivables is $348 million and the effective yield is 11.59%. The accretion calculated on the purchased credit impaired finance receivables is $25 million and $92 million for nine months ended September 30, 2015 and year ended December 31, 2014, respectively.

The purchased non-credit impaired finance receivable portfolio includes approximately $7.3 billion of unpaid principal balance, and is accounted for under ASC 310-20 Nonrefundable fees and other costs. For this portfolio a premium is recorded equal to the difference between the fair value and the outstanding loan balance at closing and will be recognized over the remaining life of the loan portfolio at an effective yield using the interest method. As of September 30, 2015, the premium to unpaid principal balance for the purchased non-credit impaired finance receivables is estimated at approximately $601 million and the related effective yield is 22.37%. The finance charges on the purchased non-credit impaired finance receivables are $922 million and $1.5 billion for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively.

The net impact of finance charges adjustments to the unaudited pro forma condensed combined statements of income is a decrease of $205 million and $313 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

7b)                              Interest expense adjustments for acquisition accounting

Represents the incremental interest expense, including the amortization of fair value adjustments, for the nine months ended September 30, 2015 and the year ended December 31, 2014 as if the OneMain Acquisition occurred on January 1, 2014. The OneMain Acquisition assumes a new debt structure, as described in Note 6j above, and adjustments to market rates are estimated for interest expense. The related party interest expense is replaced with interest expense adjustment for new and existing borrowings “as if” those borrowings had provided financing throughout the year. The table below illustrates adjustments to interest expense (in millions):

Description	For the Nine months Ended September 30, 2015	For the Year Ended December 31, 2014
Related party debt	$(46)	$(178)
2015-1, 2015-2, 2015-3 Securitization	25	96
Borrowings under a revolving facility	15	27
2014-1 and 2014-2 securitizations	(6)	21
Senior unsecured notes	(26)	75
Total incremental interest expense	$(38)	$41

7c)                               Provisions for finance receivable losses

This adjustment represents the elimination of the provisions for finance receivable losses recorded on OneMain’s historical consolidated and combined statements of income for the nine months ended September 30, 2015 and year ended December 31, 2014 and includes provisions of $286 million, and $705 million, respectively, to conform to Springleaf’s allowance methodology. To calculate the provision, Springleaf uses a roll rate model that derives the roll rate percentage to estimate incurred losses. This methodology was applied to OneMain’s portfolio derived from historical data to determine OneMain’s roll rates.

To determine the provision, the balances of purchased non-credit impaired accounts, which are less than 60 days past due at the time of acquisition, are evaluated through this roll rate model, and the results are expressed as a percentage of the receivables balance which ranges from 2.7% to 5.1%.

7d)                              Other operating expenses (amortization)

This adjustment represents the impact to amortization for the preliminary intangible assets identified in Note 6l for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively.

7e)                               Other operating expenses (depreciation)

This adjustment represents the impact to depreciation for the nine months ended September 30, 2015 and depreciation for the year ended December 31, 2014 for premises and equipment.

7f)                                Provision for income taxes

Represents adjustment to record the net tax effect of the pro forma adjustments based on the statutory tax rate of 36.5% for adjustments related to Springleaf for the nine months ended September 30, 2015 and the year ended December 31, 2014; and 37.2% for adjustments related to OneMain for the nine months ended September 30, 2015 and the year ended December 31, 2014.

7g)                               Salaries and benefits

OneMain’s historical consolidated and combined income statement includes allocated costs which represent general corporate level services provided to OneMain and other affiliates by Citigroup. Corporate level services include finance, human resources, legal, compliance, risk, technology and administration. These costs are classified as “Other operating expenses” in OneMain’s historical consolidated and combined income statement. An adjustment was made to reclassify such costs from “Other operating expenses” to “Salaries and benefits” to reflect the costs associated with these services as if they were performed by OneMain employees.

7h)                              Net income (loss) per common share attributable to Springleaf

Net income (loss) per common share attributable to Springleaf has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented.

The computation of pro forma earnings per share assumes that 19,417,476 of incremental shares, that were issued as part of the equity offering completed on May 4, 2015, were outstanding for the full period beginning on January 1, 2014 . The following table sets forth the computation of unaudited pro forma basic and diluted income per share attributable to common stockholders (in millions, except share data and per share):

	Nine months ended September 30, 2015			Year ended December 31, 2014
	Net Income	Shares	Per share amount	Net Income	Shares	Per share amount
Earnings per share, basic	$222	134,450,168	$1.65	$57	134,208,701	$0.42
Earnings per share, diluted	222	135,515,495	1.64	57	134,682,599	0.42

Shares utilized in the calculation of pro forma basic and diluted income (loss) per share attributable to Springleaf are as follows:

	Nine months ended September 30, 2015			Year ended December 31, 2014
	Historical	Shares issued in the equity raise*	Pro Forma Total	Historical	Shares issued in the equity raise*	Pro Forma Total
Weighted-average shares outstanding, basic	125,701,635	8,748,533	134,450,168	114,791,225	19,417,476	134,208,701
Weighted-average shares outstanding, diluted	125,701,635	9,813,860	135,515,495	115,265,123	19,417,476	134,682,599

*Adjustment reflects the impact of reflecting the shares issued in the equity raise as if it occurred at the earliest period presented. Additionally, positive pro forma combined net income for the nine months ended September 30, 2015, an adjustment of 1,065,327 was made to increase Springleaf’s weighted-average shares to include the effect of dilutive securities.

Note 8—Unaudited Pro Forma Condensed Combined Income Statement Adjustments for Real Estate Asset Sales

During 2014, Springleaf entered into a series of transactions relating to the sales of its principal interests in its real estate loans, the related servicing of these loans and the sales of certain performing and non-performing real estate loans, which substantially completed its plan to liquidate its non-core real estate loans. At September 30, 2015, the remaining real estate loans held for investment and held for sale totaled $573 million and $193 million, respectively. The following Real Estate Asset Sales were completed during 2014 and reflected in the pro forma condensed combined income statement as if they were completed on January 1, 2014:

•                  The Securitization Assets Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014) by OMH’s indirect wholly owned subsidiary Springleaf Finance Corporation (“SFC”) and the Depositors (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014), to Credit Suisse Securities (USA) LLC and certain of its affiliates (“Credit Suisse”) and the MSR Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014) by SFC and MorEquity, Inc. (“MorEquity”), a wholly owned subsidiary of SFC, to Nationstar Mortgage LLC, both of which were completed on August 29, 2014. The total purchase price for these transactions was approximately $1.67 billion, of which $1.63 billion relates to the Securitization Assets Sale, and $39 million relates to the MSR Sale.

•                  The 2006-1 Securitization Assets Sale (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014) by Springleaf to an unaffiliated third party, for a purchase price of $9.5 million.

•                  The sale of certain performing and non-performing mortgage loans by certain indirect subsidiaries of OMH to Credit Suisse, completed on September 30, 2014. The purchase price for the September Whole Loan Sales (as defined in Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014) was $795 million. This amount includes a holdback provision of $120 million. Of the $120 million holdback, $116 million has been collected to date from Credit Suisse.

•                  The sale of a portion of the remaining performing and non-performing mortgage loans by certain indirect subsidiaries of OMH to Credit Suisse, completed on November 7, 2014. The purchase price for the November Whole Loan Sales (as defined in Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014) was approximately $270 million. This amount includes a holdback provision of $34 million, as described in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014. Of the $34 million holdback, $30 million has been collected to date from Credit Suisse.

•                  Prior Dispositions (as defined in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information contained within Exhibit 99.1 to OMH’s Current Report on Form 8-K filed November 13, 2014), including (i) the sale by Third Street Funding LLC, SFC’s wholly owned subsidiary, of its beneficial interests in the mortgage-backed retained certificates related to a securitization transaction in 2009 for approximately $737.2 million which closed on March 31, 2014, (ii) the sale of certain performing and non-performing real estate loans by MorEquity for approximately $79 million, which closed on March 31, 2014, and (iii) the sale by Sixth Street Funding LLC, a wholly owned subsidiary of SFC, of its beneficial interests in the mortgage-backed retained certificates related to a securitization transaction in 2010 for approximately $263.7 million, which closed on June 30, 2014.

•                  Subsequent to the November 13, 2014 filing of OMH’s Current Report on Form 8-K, the sale of a portion of the remaining performing and non-performing mortgage loans by certain indirect subsidiaries of OMH was completed on December 19, 2014. The purchase price for the sale was approximately $25.8 million. This amount includes a holdback provision of $4.5 million. Of the $4.5 million holdback, $3.6 million has been collected to date.

Note 9—Unaudited Pro Forma Condensed Combined Adjustments Related to the Anticipated Disposition of Assets Held for Sale

On November 12, 2015, the Branch Sellers entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with OMH and Lendmark in connection with and subject to the closing of the OneMain Acquisition. Under the terms and conditions of the Purchase Agreement, Lendmark has agreed to (i) purchase 127 branches (the “Branches”) from the Branch Sellers, together with certain loans issued to Branch customers, the fixed non-information technology assets located at any such Branch and certain other Branch assets, and (ii) assume certain Branch liabilities (including the Branch Sellers’ obligations under certain Branch store leases) ((i) and (ii) collectively, the “Branch Sales”). The Branches are located in the states of Arizona, California, Colorado, Idaho, North Carolina, Ohio, Pennsylvania, Texas, Virginia, Washington and West Virginia. Under the Purchase Agreement, Lendmark has agreed to, at or prior to the closing, offer employment, effective as of closing, to each of the employees of every purchased Branch.

The purchase price for the Branch Sales is equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that has accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing. As of September 30, 2015, the unpaid balance of the loans that would qualify as purchased loans under the Purchase Agreement was approximately $605,110,720. If the aggregate purchase price at closing would exceed $695,000,000, and Lendmark is not able to obtain additional financing on specified terms to purchase loans above such price, then the parties will mutually agree to exclude loans from the sale in the amount necessary to reduce the purchase price to $695,000,000. The initial closing under the Purchase Agreement is expected to occur on or about April 1, 2016.

The Purchase Agreement contemplates a series of successive closings, with each closing (including the initial closing) being conditioned on the satisfaction or waiver of specified closing conditions, including (i) Lendmark’s receipt of approvals from certain state regulatory authorities governing consumer lending required for Lendmark’s purchase of the Branches (the “State Approvals”), (ii) OMH’s completion of certain loan servicing and administration information technology systems needed for the transition services to be provided by OMH to Lendmark for operation of the Branches (the “IT System Preparation”), (iii) to the extent required under the terms of any assumed Branch store lease, the receipt of landlord consent to the assignment of such lease, and (iv) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s performance in all material respects of its obligations under the Purchase Agreement, (c) no court order, injunction or other judgment preventing the transactions contemplated by the Purchase Agreement, and (d) the absence of any material adverse effect with respect to the purchased Branch assets and assumed Branch liabilities to be conveyed at such closing, taken as a whole. The consummation of the Branch Sales is not subject to Lendmark’s receipt of financing or approval by the shareholders of any party to the Purchase Agreement.

Each party has the right to terminate the Purchase Agreement if the Branch Sales are not consummated by August 3, 2016, which shall be extended to October 3, 2016 if the IT System Preparation or Lendmark’s receipt of the State Approvals is not completed (provided that no party may terminate the Purchase Agreement if such party is then in material breach of the Purchase Agreement). If the Branch Sellers terminate the Purchase Agreement because Lendmark (then being required to consummate the transactions contemplated by the Purchase Agreement) fails to so consummate such transactions solely due to the fact that the debt financing is not available, then the Branch Sellers would be entitled to a reverse termination fee from Lendmark of $49,000,000 (or $63,000,000 if the Purchase Agreement is terminated as a result of willful and material breach by Lendmark), such termination fee to be proportionately reduced following the initial closing, based on the unpaid balance of loans at the Branches that have been acquired by Lendmark, in the event the Purchase Agreement is terminated after the initial closing.

The Purchase Agreement includes customary representations, warranties, covenants and agreements, including, among other things, covenants of each Branch Seller regarding the conduct of its business prior to the closing, mutual covenants regarding the use of each party’s reasonable best efforts to cause the conditions to closing of the Branch Sales to be consummated and mutual covenants regarding the use of reasonable best efforts by the parties to obtain regulatory approvals. The parties have also agreed to indemnify each other (subject to customary limitations) for certain losses relating to the Branch Sales.

The Branch Sales is expected to decrease the Company’s total assets by 4.58% as of September 30, 2015. The proceeds from this sale will be used to fund operations and enhance our liquidity. The following pro forma adjustments were made to the historical consolidated statements of income of Springleaf and the historical condensed consolidated balance sheet of Springleaf to reflect the Branch Sales as if it had been consummated on January 1, 2014:

•                  Estimated proceeds of $630 million for the sale of (i) $608 million of personal loans classified as held for sale, (ii) certain other assets of $3 million and (iii) certain liabilities of $1 million.

•                  Adjustment to Finance charges of $125 million for the nine months ended September 30, 2015 and $154 million for the year ended December 31, 2014 to reflect the impact of selling the personal loans.

•                  Adjustment to Provisions for finance receivable losses of $15 million for the nine months ended September 30, 2015 and $32 million for the year ended December 31, 2014 to reflect charge-offs recorded at the branches.

•                  Adjustment to Salaries and benefits of $22 million for the nine months ended September 30, 2015 and $29 million for the year ended December 31, 2014 to reflect direct costs associated with employees located at the Branches.

•                  Adjustment to Other operating expenses of $23 million for the nine months ended September 30, 2015 and $26 million for the year ended December 31, 2014 to reflect certain direct costs at the Branches (primarily occupancy costs, advertising costs and credits, collections, and losses costs).